Exhibit 4.1

SAMSON OIL & GAS LIMITED
STOCK OPTION PLAN

1.           Purpose.  The purpose of this Plan is to advance the interests of the Company and its subsidiaries by ensuring that the issuance of the Options to purchase the Company’s Ordinary Shares is governed by the Australian regulatory regime when such regime conflicts with the regulatory regime of the United States of America.  The Company’s Ordinary Shares trade on the ASX and its ADRs trade on the NYSE.  Despite similar motives of transparency and investor protection, ASX rules and Australian law at times conflict with NYSE rules and United States laws regarding the issuance of options.  In view of the inequitable result that arises from adherence to both the ASX/Australian and NYSE/US regulatory regimes, the Board adopts this Plan to abide by Australian law and ASX rules where such law and rules conflict with US law and NYSE rules.

2.           Definitions.  As used herein, the following terms shall have the meanings indicated:

(a)	“ADRs” shall mean American Depositary Receipts

(b)	“NYSE” shall mean the NYSE Alternext US LLC, formerly know as the American Stock Exchange.

(c)	“ASX” shall mean the Australian Securities Exchange.

(d)	“Board” shall mean the Board of Directors of the Company.

(e)	“Company” shall mean Samson Oil & Gas Limited, a company organized under the laws of Australia.

(f)	“Listing Rules” shall mean the Listing Rules of the ASX, as amended.

(g)	“Option” shall mean any option for Ordinary Shares granted under this Plan.

(h)	“Ordinary Shares” shall mean the Company’s Ordinary Shares, no par value per share.

(i)	“Plan” shall mean this Stock Option Plan.

(j)	“Share” shall mean an Ordinary Share.

3.           Shares Subject to the Plan.  Options may only be granted where the Shares underlying the Options are authorized and issuable in accordance with the Company’s constitution, Australian law, and the Listing Rules.  The issuance of Options shall not require the filing of an Additional Listing Application with NYSE as the issuance of Options is unrelated to the number of ADRs authorized for listing on NYSE and registered under US securities laws.

4.           Grants of Options.  The Board or an authorized committee of the Board may grant Options from time to time in accordance with Australian law, the Company’s constitution, and the Listing Rules, which include Listing Rules 7.1 and 10.11 attached hereto as Appendix A.

5.           Exercise Price.  The exercise price per share of any Option granted pursuant to Section 4 hereof shall be any price determined by the Board in accordance with Australian Law, the Company’s constitution, and the Listing Rules.

6.           Exercise of Options.  An Option shall be deemed exercised when (i) the Company has received notice of such exercise in accordance with the terms of the Option and (ii) full payment of the aggregate price of the Shares as to which the Option is exercised has been made.  The consideration to be paid for the Shares to be issued upon exercise of an Option, as well as the method of payment of the exercise price, shall be determined by the Board in accordance with Australian law, the Company’s constitution, and the Listing Rules.

7.           Exercisability and Expiration of Options.  Each Option granted under Section 4 hereof shall become exercisable in such amounts, at such intervals, and upon such terms as the Board shall provide in accordance with Australian law, the Company’s constitution, and the Listing Rules.  The unexercised portion of any Option shall automatically and without notice terminate and become null and void at the time provided by the Board in accordance with Australian law, the Company’s constitution, and the Listing Rules.

8.           Issuance of Shares.

(a)           Notwithstanding any other provision of this Plan, the Company shall not be obligated to issue any Shares unless it is advised by counsel of its selection that it may do so without violation of Australian law, the Company’s constitution, and ASX Listing Rules pertaining to the issuance of securities, and may require any Shares so issued to bear a legend, may give its transfer agent instructions, and may take such other steps as in its judgment are reasonably required to prevent any such violation.

(b)           As a condition to any sale or issuance of Shares upon exercise of any Option, the Board may require such agreements or undertakings as the Board may deem necessary or advisable to facilitate compliance with any applicable law or regulation.

(c)           Notwithstanding any other provision of this Plan, the Company shall issue Shares to consultants or advisors under this Plan only if the services provided by such consultants or advisors are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

9.           Administration of the Plan.  The Plan shall be administered by the Board or an authorized Committee of the Board, either of which shall have the authority to adopt such rules and regulations as are necessary or desirable for the implementation and administration of the Plan and to make such determinations as are not inconsistent with the Plan.

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10.         Amendment and Discontinuation of the Plan.  The Board may from time to time amend, suspend or terminate the Plan.  No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

11.         Termination Date.  The Plan shall terminate automatically and without further action on the date that the Company’s ADRs cease to trade on NYSE.

12.         Governing Law.  The Plan will be governed by, and construed and enforced in accordance with, the laws of Australia without regard to the conflicts of laws principles thereof.

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Appendix A

“+” Defined terms are below in Chapter 19

CHAPTER 7  CHANGES IN CAPITAL AND NEW ISSUES

Issues exceeding 15% of capital

7.1         Without the approval of holders of +ordinary securities, an entity must not issue or agree to issue more +equity securities than the number calculated according to the following formula.

(A x B) – C

A =       The number of fully paid +ordinary securities on issue 12 months before the date of issue or agreement,

•	plus the number of fully paid +ordinary securities issued in the 12 months under an exception in rule 7.2,

•	plus the number of partly paid +ordinary securities that became fully paid in the 12 months,

•	plus the number of fully paid +ordinary securities issued in the 12 months with approval of holders of +ordinary securities under this rule,

•	less the number of fully paid +ordinary securities cancelled in the 12 months.

B =        15%

C =        The number of +equity securities issued or agreed to be issued in the 12 months before the date of issue or agreement to issue but not under an exception in rule 7.2 or with approval under this rule.

Note: Securities issued without security holder approval with the benefit of a waiver from listing rule 7.1 are treated as being issued with security holder approval unless the terms of the waiver provide otherwise.  Options issued and then cancelled in the twelve months before the date of issue or agreement to issue are not included in “C”.

7.1.1      Deleted 1/7/97.

7.1.2      Deleted 1/7/97.

7.1.3      Deleted 1/7/97.

7.1.4      In working out the number of +equity securities that an entity may issue or agree to issue, and the number of +equity securities in “C”, the following rules apply.

(a)           If the +equity securities are fully paid +ordinary securities, each security is counted as one.

(b)           If the +equity securities are partly paid securities, each security is counted as the maximum number of fully paid +ordinary securities into which it can be paid up.

(c)           In any other case, each security is counted as ASX decides.

Note: In making decisions under listing rule 7.1.4 ASX will take into account the policy objective of the rule being control over the dilution of security holders and the economic and voting characteristics of the security.

If the security is convertible into ordinary securities, each security will generally be counted as the maximum number of ordinary securities into which it can be converted.  If it converts on the basis of the market value of ordinary securities at the time of conversion, it will generally be counted as the maximum number of ordinary securities into which it can be converted at the market price of ordinary securities at the time of issuing the convertible security, provided that the entity has a reasonably stable trading history.

Example:  12 months before the date it intends to issue more securities, a company has the following securities on issue:

10,000,000 ordinary shares;

2,000,000 options expiring 30 September 1999; and

2,000,000 partly paid shares.

In the intervening 12 months, no options have been exercised, no partly paid shares paid up and no securities of any class issued.

The entity may issue the following securities without the approval of shareholders:

•      1,500,000 ordinary securities; or

•      if the securities are convertible on the basis of two ordinary securities for every convertible security, 750,000.

7.1.5      The following rules apply regarding issues of +equity securities or agreements to issue +equity securities.

(a)         An agreement to issue +equity securities that is conditional on holders of +ordinary securities approving the issue before the issue is made is not treated as an agreement.  If an entity relies on this rule it must not issue the +equity securities without approval.

(b)         In working out if there is an issue of +equity securities the sale or reissue of forfeited +equity securities is treated as an issue of +equity securities.

7.1.6      In working out the number of fully paid +ordinary securities on issue 12 months before the date of issue or agreement in “A”, if first quotation of the entity’s securities occurred less than 12 months before the date of issue or agreement, the number of +securities is the number of fully paid +ordinary securities on issue on the date of first quotation.

CHAPTER 10  TRANSACTIONS WITH PERSONS IN A POSITION OF INFLUENCE

Acquisition of securities in the entity

Approval required for an issue of securities

10.11     Unless one of the exceptions in rule 10.12 applies, an entity must not issue or agree to issue +equity securities to any of the following +persons without the approval of holders of +ordinary securities.

10.11.1           A +related party.

10.11.2           A +person whose relationship with the entity or a +related party is, in ASX’s opinion, such that approval should be obtained.

CHAPTER 19  INTERPRETATIONS AND DEFINITIONS

Definitions (*this section has been abbreviated for the purpose of this Appendix A)

Equity Security

(a)          a share;

(b)          a +unit;

(c)          a right to a share or +unit or option;

(d)          an option over an issued or unissued +security;

(e)          a +convertible security;

(f)          any +security that ASX decides to classify as an equity security;

(g)          but not a +security ASX decides to classify as a +debt security.

Ordinary Securities

Ordinary shares or ordinary +units (if an entity does not have ordinary shares or ordinary +units, the +class of +securities designated by ASX).

Person

Includes an individual, body corporate, body politic, firm, association, authority, authority or other entity.

Related Party

(a)          in relation to a body corporate, the meaning in section 228 of the Corporations Act.

Note: At 13/3/2000, section 228 of the Corporation Act says that:

(1)          An entity that controls a public company is a related party of the public company.

(2)          The following persons are related parties of a public company.

(a)           directors of the public company

(b)           directors (if any) of an entity that controls the public company

(c)           if the public company is controlled by an entity that is not a body corporate – each of the persons making up the controlling entity.

(d)           spouses and de facto spouses of the persons referred to in paragraphs (a), (b) and (c).

(3)          The following relatives of persons referred to in subsection (2) are related parties of the public company.

(a)           parents

(b)           children

(4)          An entity controlled by a related party referred to in subsection (1), (2) or (3) is a related party of the public company unless the entity is also controlled by the public company.

(5)          An entity is a related party of a public company at a particular time if the entity was a related party of the public company of a kind referred to in subsection (1), (2), (3) or (4) at any time within the previous 6 months.

(6)          An entity is a related party of a public company at a particular time if the entity believes or has reasonable grounds to believe that it is likely to become a related party of the public company of a kind referred to in subsection (1), (2), (3) or (4) at any time in the future.

(7)          An entity is a related party of a public company if the entity acts in concert with a related party on the understanding that related party will receive a financial benefit if the public company gives the entity a financial benefit.

(b)          Deleted 24/10/2005.

(c)          in relation to a person:

(i)           his or her spouse, de facto spouse, parent, child, or a spouse or de facto spouse of that person;

(ii)          an entity controlled by one or more of the persons referred to in paragraph (i);

(iii)         an entity that he or she controls;

(iv)         a person who acts in concert with anyone referred to above;

(v)          a person who was a related party in the previous 6 months, or who would be a related party in the future, under the tests in section 228 of the Corporations Act (applied with any necessary adaptation).

(d)           in relation to a trust:

(i)           the responsible entity;

(ii)          a related party of the responsible entity under section 228 of the Corporations Act, as modified by section 601LA of the Corporations Act.